BLACK HILLS CORP. EXTENDS $150 MILLION TERM LOAN
AGREEMENT FOR ONE YEAR

RAPID CITY, SD - June 25, 2012 - Black Hills Corp. (NYSE: BKH) today announced the closing of a one-year extension of its $150 million term loan with CoBank, Scotia Bank and U.S. Bank. The cost of borrowing under the loan is based on a spread of 110 basis points over LIBOR.

“This loan renewal continues our financing efforts to add liquidity at attractive terms and capture the benefits of existing low short-term interest rates,” said Tony Cleberg, executive vice president and chief financial officer of Black Hills Corp.

ABOUT BLACK HILLS CORP.
Black Hills Corp. (NYSE: BKH), a diversified energy company with a tradition of exemplary service and a vision to be the energy partner of choice, is based in Rapid City, S.D., and has corporate offices in Denver and Papillion, Neb. The company serves 765,000 natural gas and electric utility customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company's non-regulated businesses generate wholesale electricity and produce natural gas, oil and coal. Black Hills' 2,000 employees partner to produce results that are improving life with energy. More information is available at www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including statements regarding interest rates and the company's liquidity, are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including the factors discussed above, the risk factors described in Item 1A of Part I of our 2011 Annual Report on Form 10-K filed with the SEC, and other reports that we file with the SEC from time to time.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
Jerome E. Nichols	605-721-1171
24-Hour Media Relations Line	866-243-9002